Exhibit 5.1

53rd at Third

885 Third Avenue

New York, New York 10022-4834

Tel: (212) 906-1200 Fax: (212) 751-4864

www.lw.com

FIRM / AFFILIATE OFFICES

	Boston	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
December 14, 2004	Hamburg	Paris
	Hong Kong	San Diego
PriceSmart, Inc.	London	San Francisco
9740 Scranton Road	Los Angeles	Silicon Valley
San Diego, CA 92121-1745	Milan	Singapore
	Moscow	Tokyo Washington, D.C.

File No. 026004-0021

Re:   Registration Statement No. 333-120953;

16,052,668 shares of Common Stock, par value $0.0001 per share;

17,924,840 Rights to Acquire Common Stock

Ladies and Gentlemen:

We have acted as counsel to PriceSmart, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 16,052,668 shares of common stock, par value $0.0001 per share (the “Shares”), and 17,924,840 rights to purchase shares of Common Stock (the “Rights”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 2, 2004 (File No. 333-120953), as amended by Amendment No. 1 to Form S-3 on Form S-1 filed with the Commission on December 14, 2004 (as so amended, the “Registration Statement”), and a preliminary prospectus dated December 14, 2004 (the “Prospectus”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Rights and the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have (a) assumed that proceedings proposed to be taken by the Company in connection with the authorization and distribution of the Rights and the authorization, issuance and sale of the Shares will be timely completed in the manner proposed, and (b) relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such factual matters.

We are opining herein only as to the validity of the Rights under the internal laws of the State of New York and the Shares under the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing, it is our opinion that as of the date hereof:

1. The Rights have been duly and validly authorized, and, when distributed to stockholders in the manner contemplated by the Registration Statement and the Prospectus, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

December 14, 2004

2. The Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

The opinion rendered in paragraph 1 relating to the enforceability of the Rights is subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; and (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

With your consent, we have assumed that the status of the Rights as legally valid and binding obligations of the Company is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/    LATHAM & WATKINS LLP